EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To: U.S. Microbics, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated January 16, 2007, included in U. S. Microbics, Inc.’s Annual Report on Form 10-KSB for the year ended September 30, 2006, and to all references to our firm included in this Registration Statement.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

New York, New York
December 28, 2007